Exhibit 12.2
Idaho Power Company
Consolidated Financial Information
Ratio of Earnings to Fixed Charges and Supplemental Ratio of Earnings to Fixed Charges
(Thousands of Dollars)
	Three Months
	Ended	Twelve Months Ended
	March 31,	December 31,
	2010	2009	2008	2007	2006	2005
RATIO OF EARNINGS TO FIXED CHARGES
Earnings, as defined:
Income from continuing operations before income taxes	$20,527	$158,080	$131,715	$111,965	$137,890	$115,764
Adjust for distributed income of equity investees	(348)	2,464	(6,772)	(5,553)	(9,347)	(10,370)
Supplemental fixed charges, as below	20,550	78,543	77,568	68,272	60,687	57,739
Total earnings, as defined	$40,729	$239,087	$202,511	$174,684	$189,230	$163,133
Fixed charges, as defined:
Interest charges[1]	$20,295	$77,580	$76,711	$67,386	$59,955	$56,866
Rental interest factor	255	963	857	886	732	873
Total fixed charges, as defined	$20,550	$78,543	$77,568	$68,272	$60,687	$57,739
Ratio of earnings to fixed charges	1.98 x	3.04 x	2.61 x	2.56 x	3.12 x	2.83 x
SUPPLEMENTAL RATIO OF EARNINGS TO FIXED CHARGES
Earnings, as defined:
Income from continuing operations before income taxes	$20,527	$158,080	$131,715	$111,965	$137,890	$115,764
Adjust for distributed income of equity investees	(348)	2,464	(6,772)	(5,553)	(9,347)	(10,370)
Supplemental fixed charges, as below	20,877	80,028	79,358	70,024	62,463	59,351
Total earnings, as defined	$41,056	$240,572	$204,301	$176,436	$191,006	$164,745
Supplemental fixed charges, as defined:
Interest charges[1]	$20,295	$77,580	$76,711	$67,386	$59,955	$56,866
Rental interest factor	255	963	857	886	732	873
Supplemental increment to fixed charges[2]	327	1,485	1,790	1,752	1,776	1,612
Total fixed charges, as defined	$20,877	$80,028	$79,358	$70,024	$62,463	$59,351
Supplemental ratio of earnings to fixed charges	1.97 x	3.01 x	2.57 x	2.52 x	3.06 x	2.78 x
1 FIN 48 interest is not included in interest charges.
[2] Explanation of increment - Interest on the guaranty of American Falls Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.